EXHIBIT 8.1
List of Subsidiaries
Significant Subsidiaries:
Home Inns & Hotels Management (Hong Kong) Limited — Incorporated in Hong Kong
Hong Kong Ai Home Hotel Investment Limited — Incorporated in Hong Kong
Hemei Hotel Management Company — Incorporated in the PRC
Home Inns & Hotels Management (Beijing) Co., Ltd. — Incorporated in the PRC
Home Inns Hotel Management (Shanghai) Co., Ltd. — Incorporated in the PRC
Shanghai Chuwen Investment Holding Co., Ltd. — Incorporated in the PRC
Shanghai Top Star Hotel Management Co., Ltd. — Incorporated in the PRC
Shanghai Huiju Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC
Shanghai Huiyi Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC
Jiangsu Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC
Suzhou Home Inns Trading Co., Ltd. — Incorporated in the PRC
Shanghai Banli Software and Technology Co., Ltd. — Incorporated in the PRC
Huichuang Hotel Management (Suzhou) Co. Ltd. — Incorporated in the PRC